Exhibit (3)(i)

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                   * * * * *

     Bancorp Connecticut, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"),

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing that the amendment be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: That the first paragraph of Article Fourth of the Company's Certificate of Incorporation be amended and restated to read in its entirety: "The total authorized capital stock of the Corporation consists of 8 million shares, consisting of 7 million shares of Common Stock, par value $1.00 per share, and 1 million shares of Preferred Stock, without par value."

     SECOND: That thereafter, pursuant to the resolutions of the Company's Board of Directors, the annual meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Bancorp Connecticut, Inc. has caused this certificate to be signed by Anthony Priore, Jr., this 20th day of May, 1996.

                                   BANCORP CONNECTICUT, INC.



                                   By: /s/ Anthony Priore, Jr.
                                       -------------------------------------
                                       Anthony Priore, Jr.
                                       Its Secretary and Treasurer



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